NEWS FROM	Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer 616/522-1765

INDEPENDENT BANK CORPORATION
REPORTS FIRST QUARTER 2008 RESULTS

IONIA, Mich., Apr. 24, 2008 — Independent Bank Corporation (NASDAQ: IBCP), a leading Michigan-based community bank, reported first quarter 2008 net income from continuing operations of $0.3 million, or $0.01 per diluted share, versus net income from continuing operations of $3.9 million, or $0.17 per diluted share, in the prior-year period. For the quarter ended March 31, 2008, the Company recorded net income of $0.3 million, or $0.01 per diluted share, compared to net income of $4.2 million, or $0.18 per diluted share, in the first quarter of 2007.

Return on average equity and return on average assets (based on net income from continuing operations) were 0.56% and 0.04%, respectively, in the first quarter of 2008, compared to 6.08% and 0.48%, respectively, in the first quarter of 2007.

The year-on-year decline in first quarter 2008 income from continuing operations was primarily attributable to a $3.2 million ($0.09 per diluted share after tax) increase in the provision for loan losses, a $2.2 million ($0.06 per diluted share after tax) negative fair value adjustment on certain preferred securities, and a $0.7 million ($0.02 per diluted share after tax) impairment charge on capitalized mortgage loan servicing rights. These items were partially offset by a $0.8 million ($0.02 per diluted share after tax) increase on net gains on mortgage loans, a $0.5 million ($0.01 per diluted share after tax) benefit related to the Visa, Inc. initial public offering (Visa IPO) as described below and a $1.6 million ($0.07 per diluted share) reduction in our federal income taxes due to the release of a previously established tax reserve resulting from a favorable development on the treatment of a particular tax position.

Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “Our first quarter results were primarily impacted by an increase in the loan loss provision and loan and collection expenses when compared to the year ago period, as several commercial real estate loans shifted from watch credit to non-performing status, generally a product of soft residential real estate values in various regions of Michigan. Despite these issues, we remained profitable during the first quarter, increased our net interest margin and continued to grow some categories of non-interest income.”

Operating Results

The Company’s tax equivalent net interest income totaled $31.8 million during the first quarter of 2008, an increase of $0.6 million or 1.8% from the year-ago period, and an increase of $0.3 million, or 0.8% from the fourth quarter of 2007. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.30% during the first quarter of 2008 compared to 4.23% in the year ago period, and 4.22% in the fourth quarter of 2007. As noted in the Company’s fourth quarter 2007 earnings release, based on current conditions, declining short-term interest rates were expected to have a beneficial impact on the future net interest margin. While some of this benefit was evident in the first quarter of 2008, the full realization of this benefit has been partially offset by the adverse impact of an increased level of non-performing assets. Interest income was reduced by $0.8 million in the first quarter of 2008 (compared to $0.3 million in the first quarter of 2007) due to the reversal of interest on loans placed on non-accrual during the quarter. Service charges on deposits totaled $5.6 million in the first quarter of 2008, a 15.5% increase from the comparable period in 2007. VISA check card interchange income increased by 44.3% to $1.4 million for the first quarter of 2008, up from $1.0 million in the first quarter of 2007. The increase in deposit-related revenues resulted primarily from customers added as a result of the acquisition of ten branches on March 23, 2007 as well as an increase in debit card usage by the Company’s customer base.

Pursuant to Statement of Financial Accounting Standards No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities (“FASB 159”), the Company elected, effective January 1, 2008, to measure the majority of its preferred stock investments at fair value. As a result of this election, the Company recorded net losses on securities of $2.2 million in the first quarter of 2008. This loss represents the change in fair value of these preferred stocks between the beginning and end of the first quarter of 2008. At March 31, 2008 these preferred stocks had a total fair value of $12.9 million. This preferred stock portfolio included issues of Fannie Mae, Freddie Mac, Merrill Lynch and Goldman Sachs. Changes in the fair value of these securities will now be recorded as a component of non-interest income each quarter.

Gains on the sale of mortgage loans were $1.9 million in the first quarter of 2008 compared to $1.1 million in the year-ago quarter. The gains in the first quarter of 2008 were favorably impacted by $0.8 million related to the election, effective January 1, 2008, of fair value accounting (FASB 159) for mortgage loans held for sale and the adoption of Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings,” on commitments to originate mortgage loans. Mortgage loan sales totaled $84.4 million in the first quarter of 2008 compared to $69.2 million in the first quarter of 2007. Mortgage loans originated totaled $118.2 million in the first quarter of 2008 compared to $116.8 million in the comparable quarter of 2007. The growth in mortgage loan originations is primarily due to a decline in mortgage loan interest rates leading to an increase in refinancing activity. However, this growth was substantially offset by a decline in purchase money mortgage activity due to lower home sales volumes. Loans held for sale were $33.1 million at March 31, 2008, compared to $34.0 million at December 31, 2007.

Mortgage loan servicing resulted in a loss of $0.3 million in the first quarter of 2008 versus income of $0.5 million in the year-ago period. This decline is primarily due to a $0.7 million impairment charge recorded on capitalized mortgage loan servicing rights in the first quarter of 2008 (compared to a $0.1 million impairment charge in the first quarter of 2007) as well as a $0.2 million increase in the amortization of this asset due to a rise in mortgage loan prepayment activity. At March 31, 2008, the Company was servicing approximately $1.64 billion in mortgage loans for others on which servicing rights have been capitalized.

Other non-interest income includes revenue of $0.37 million from the Company’s redemption of 8,551 shares of Visa, Inc. Class B Common Stock as part of the Visa IPO. The Company continues to hold 13,566 shares of Visa, Inc. Class B Common Stock at March 31, 2008.

Non-interest expense totaled $30.3 million in the first quarter of 2008 compared to $28.0 million in the year-ago period. Several categories of operating costs (such as occupancy, data processing and communications) increased in 2008 primarily related to the acquisition of ten branches on March 23, 2007. FDIC deposit insurance expense increased by $0.7 million in the first quarter of 2008 compared to the year-ago period reflecting higher rates and the full utilization of the Company’s assessment credits in 2007. Loan and collection expenses also rose in the first quarter of 2008 primarily due to the elevated level of non-performing loans. The first quarter of 2008 included a reversal of the $0.15 million expense previously recorded for the Company’s allocable portion of the Visa litigation settlement because of the aforementioned Visa IPO. The first quarter of 2007 included a $0.3 million goodwill impairment charge and $0.4 million of non-recurring expenses associated with the conversion of the ten branches that were acquired.

Asset Quality

The increase in non-performing loans since year-end 2007 is due principally to an increase in non-performing commercial loans. The increase in non-performing commercial loans is primarily attributable to the addition of several large credits with real estate developers becoming past due in 2008. These delinquencies largely reflect cash flow difficulties encountered by many real estate developers in Michigan as they confront a significant decline in sales of real estate. The elevated level of non-performing mortgage loans is primarily due to a rise in foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $12.6 million at March 31, 2008, compared to $9.7 million at December 31, 2007.

The provision for loan losses was $11.3 million and $8.1 million in the first quarters of 2008 and 2007, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. Loan net charge-offs were $6.8 million (1.07% annualized of average loans) in the first quarter of 2008, compared to $4.0 million (0.65% annualized of average loans) in the first quarter of 2007. The first quarter 2008 loan net charge-offs were divided among the following categories: commercial loans, $3.5 million; consumer, $1.1 million (including $0.1 million of deposit overdrafts); mortgage, $2.1 million; and finance receivables, $0.1 million. The commercial loan and mortgage loan net charge-offs in the first quarter of 2008 primarily reflect write-downs to expected liquidation values for real estate or other collateral securing the loans. At March 31, 2008, the allowance for loan losses totaled $49.9 million, or 1.97% of portfolio loans, compared to $45.3 million or 1.78% of portfolio loans at December 31, 2007.

Commenting on asset quality, CEO Magee stated: “As I indicated in our fourth quarter 2007 earnings release, we remain concerned about ongoing challenges within our commercial (primarily real estate development-related credits) and mortgage loan portfolios. Our elevated level of non-performing loans is closely aligned with a general slowing in the residential housing market, and the effect this slowing has had on borrowers, including several residential real estate developers who became past due on their loans in recent quarters. The rise in non-performing commercial loans during the first three months of 2008 was disappointing, however, nearly all of these loans were already in watch credit and therefore had been identified as a potential problem.”

A breakdown of non-performing loans by loan type is as follows:

Loan Type	3/31/2008	12/31/2007	3/31/2007

	(Dollars in Millions)
Commercial	$72.1	$49.0	$27.5
Consumer	3.4	3.4	2.8
Mortgage	24.8	23.1	15.7
Finance receivables
(excludes discontinued
operations)	1.9	1.7	2.1

Total	$102.2	$77.2	$48.1

Ratio of non-performing
loans to total portfolio
loans	4.03%	3.03%	1.93%

Ratio of the allowance for
loan losses to
non-performing loans	48.84%	58.63%	62.94%

Balance Sheet

Total assets were $3.25 billion at March 31, 2008, compared to $3.28 billion at December 31, 2007. Loans, excluding loans held for sale, were $2.54 billion at March 31, 2008 compared to $2.55 billion at December 31, 2007. Deposits totaled $2.25 billion at March 31, 2008, a decrease of $253.3 million from December 31, 2007. The decrease in deposits reflects a $268.5 million decline in brokered certificates of deposits (“brokered CD’s”). During the first quarter of 2008 maturing or callable brokered CD’s were replaced with borrowings from the Federal Home Loan Bank and Federal Reserve Bank due to significantly lower comparative costs.

Stockholders’ equity totaled $238.5 million at March 31, 2008, or 7.35% of total assets, representing a net book value per share of $10.36. The Company remains “well capitalized” for regulatory purposes.

Magee concluded, “Despite the macroeconomic headwinds facing the state of Michigan, Independent Bank remains committed to the people and communities of our state, as illustrated by the 107 full service branches we operate in convenient locations throughout the region.”

“Every credit cycle provides its fair share of challenges and in the current cycle, we have taken the opportunity to enhance our portfolio and risk management functions within the bank, where appropriate. While not yet evident in our asset quality measures, we are confident that our current risk management practices and proactive oversight of problem loans will lead to lower credit costs and a decline in non-performing assets in the future.”

Conference Call

Michael M. Magee, President and Chief Executive Officer, Robert N. Shuster, Chief Financial Officer and Stefanie M. Kimball, Chief Lending Officer, will review first quarter 2008 results in a conference call for investors and analysts beginning at 10:00 a.m. ET on Friday, April 25, 2008.

To participate in the live conference call, please dial 1-800-860-2442. The call can also be accessed (listen-only mode) via the Company’s website at www.ibcp.com in the “Investor Relations” section. A playback of the call can be accessed by dialing 1-877-344-7529 (Replay Passcode # 417873). The replay will be available through May 2, 2008.

In addition, a Power Point presentation associated with the first quarter 2008 conference call will be available on the Company’s website at www.ibcp.com in the “Investor Relations” section under the “Presentations” tab beginning on Friday, April 25, 2008.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Payment plans to purchase vehicle service contracts are also available through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2008	December 31, 2007

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$58,210	$79,289
Securities available for sale	358,333	364,194
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	26,352	21,839
Loans held for sale	33,056	33,960
Loans
Commercial	1,060,290	1,066,276
Mortgage	866,229	873,945
Installment	363,743	368,478
Finance receivables	248,085	238,197

Total Loans	2,538,347	2,546,896
Allowance for loan losses	(49,911)	(45,294)

Net Loans	2,488,436	2,501,602
Property and equipment, net	73,343	73,558
Bank owned life insurance	43,413	42,934
Goodwill	66,754	66,754
Other intangibles	14,469	15,262
Capitalized mortgage loan servicing rights	15,297	15,780
Accrued income and other assets	69,748	60,910

Total Assets	$3,247,411	$3,276,082

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$291,000	$294,332
Savings and NOW	1,005,040	987,299
Retail time	708,156	707,419
Brokered time	247,603	516,077

Total Deposits	2,251,799	2,505,127
Federal funds purchased	45,831	54,452
Other borrowings	543,180	302,539
Subordinated debentures	92,888	92,888
Financed premiums payable	42,145	44,911
Liabilities of discontinued operations		34
Accrued expenses and other liabilities	33,028	35,629

Total Liabilities	3,008,871	3,035,580

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--40,000,000 shares authorized;
issued and outstanding: 23,015,040 shares at March 31, 2008
and 22,647,511 shares at December 31, 2007	22,765	22,601
Capital surplus	196,675	195,302
Retained earnings	19,062	22,770
Accumulated other comprehensive income (loss)	38	(171)

Total Shareholders' Equity	238,540	240,502

Total Liabilities and Shareholders' Equity	$3,247,411	$3,276,082

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007

	(unaudited)

	(in thousands)
Interest Income
Interest and fees on loans	$48,126	$50,891	$49,953
Securities available for sale
Taxable	2,304	2,258	2,477
Tax-exempt	2,247	2,297	2,600
Other investments	357	328	314

Total Interest Income	53,034	55,774	55,344

Interest Expense
Deposits	16,212	20,684	22,408
Other borrowings	6,437	5,022	3,304

Total Interest Expense	22,649	25,706	25,712

Net Interest Income	30,385	30,068	29,632
Provision for loan losses	11,316	9,393	8,139

Net Interest Income After Provision for Loan Losses	19,069	20,675	21,493

Non-interest Income
Service charges on deposit accounts	5,647	6,418	4,888
Net gains (losses) on assets
Mortgage loans	1,867	904	1,081
Securities	(2,163)	(964)	79
VISA check card interchange income	1,371	1,376	950
Mortgage loan servicing	(323)	364	527
Title insurance fees	417	344	414
Other income	2,676	2,731	2,731

Total Non-interest Income	9,492	11,173	10,670

Non-interest Expense
Compensation and employee benefits	14,184	13,438	13,968
Occupancy, net	3,114	2,754	2,614
Loan and collection	1,925	1,437	1,006
Furniture, fixtures and equipment	1,817	1,944	1,900
Data processing	1,725	1,854	1,438
Advertising	1,100	1,549	1,152
Branch acquisition and conversion costs			422
Goodwill impairment			343
Other expenses	6,386	6,609	5,123

Total Non-interest Expense	30,251	29,585	27,966

Income (Loss) From Continuing Operations Before Income Tax	(1,690)	2,263	4,197
Income tax expense (benefit)	(2,031)	(15)	305

Income From Continuing Operations	341	2,278	3,892
Discontinued operations, net of tax		154	351

Net Income	$341	$2,432	$4,243

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007

	(unaudited)

Per Share Data (A)
Income From Continuing
Operations
Basic	$.02	$.10	$.17
Diluted	.01	.10	.17
Net Income
Basic	$.02	$.11	$.19
Diluted	.01	.11	.18
Cash dividends declared	.11	.21	.21

Selected Ratios (annualized)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	7.37%	7.65%	7.74%
Interest expense	3.07	3.43	3.51
Tax equivalent net interest income	4.30	4.22	4.23
Income From Continuing Operations
Average equity	0.56%	3.68%	6.08%
Average assets	0.04	0.28	0.48
Net Income to
Average equity	0.56%	3.93%	6.63%
Average assets	0.04	0.30	0.53

Average Shares (A)
Basic	22,638,898	22,600,461	22,828,615
Diluted	22,768,219	22,703,111	23,143,875

(A)     Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.